STOCK OPTION AGREEMENT


     STOCK OPTION AGREEMENT, dated August 27, 1999 (the "Agreement"), between SJNB Financial Corp., a California corporation ("Buyer"), and Saratoga Bancorp, a California corporation ("Seller").

                              W I T N E S S E T H:

     WHEREAS, Buyer, Seller and Saratoga National Bank (Seller's subsidiary) have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), which agreement has been executed by the parties hereto immediately prior to this Agreement; and

     WHEREAS, as a condition to Buyer's entering into the Merger Agreement and in consideration therefor, Seller has agreed to grant Buyer the Option (as hereinafter defined):

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

     1. (a) Seller hereby grants to Buyer an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 378,561 fully paid and nonassessable shares of Seller's Common Stock, no par value ("Common Stock"), at a price of $19.21 per share; provided, however, that in the event Seller issues or agrees to issue any shares of Common Stock (other than pursuant to warrants and options outstanding at the date hereof or as permitted under the Merger Agreement) at a price less than $19.21 per share (as adjusted pursuant to subsection (b) of Section 5), such price shall be equal to such lesser price (such price, as adjusted if applicable, the "Option Price"); provided further that in no event shall the number of shares for which this Option is exercisable exceed 19.9% of the Seller's issued and outstanding shares of Common Stock. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

     (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date hereof (other than pursuant to this Agreement), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, it equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject to or issued pursuant to the Option. Nothing contained in this
Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Seller or Buyer to breach any provision of the Merger Agreement.

     2. (a) Provided that Buyer shall not be in material breach of this Agreement or of its covenants and agreements contained in the Merger Agreement such that Seller shall be entitled to terminate the Merger Agreement pursuant to
Section 7.1(e)(i) thereof, and no preliminary or permanent injunction or other order against exercise of the Option or delivery of the shares covered by the Option issued by a court of competent jurisdiction is currently in effect, the Holder (as hereinafter defined) may exercise the Option, in whole or in part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent written notice of such exercise (as provided in subsection (e) of this Section 2) within 30 days following such Subsequent Triggering Event. Each of the following shall be an Exercise Termination Event: (i) the Effective Time of the Merger;
(ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Buyer pursuant to Section 7.1(d) of the Merger Agreement (unless the breach by Seller giving rise to such right of termination is non-volitional); (iii) the passage of 12 months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event except a termination by Buyer pursuant to Section 7.1(d) thereof (unless the breach by Seller giving rise to such right of termination is non-volitional) (provided that if an Initial Triggering Event continues or occurs beyond such termination and prior to the passage of such 12-month period, the Exercise Termination Event shall be 12 months from the expiration of the Last Triggering Event but in no event more than 18 months after such termination); or (iv) the third anniversary of the date hereof. The "Last Triggering Event" shall mean the last Initial Triggering Event to occur. The term "Holder" shall mean the holder or holders of the Option.

     (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

          (i) Seller or any of its Subsidiaries (each a "Seller Subsidiary") or any Seller Affiliate (as hereinafter defined), without having received Buyer's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act"), and the rules and regulations thereunder) other than Buyer or any of its Subsidiaries (each a "Buyer Subsidiary") or the Board of Directors of Seller shall have recommended that the shareholders of Seller approve or accept any Acquisition
     Transaction other than as contemplated by the Merger Agreement. For purposes of this Agreement, "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Seller or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission ("SEC") of Seller,
     (y) a purchase, lease or other acquisition representing 15% or more of the consolidated assets of Seller and its Subsidiaries, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Seller or any Significant Subsidiary of Seller; provided that the term "Acquisition Event" shall not include any transaction involving only Seller and/or any Seller Subsidiary.

          (ii) Seller or any Seller Subsidiary or Seller Affiliate, without having received Buyer's prior written consent, shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose, to engage in an Acquisition Transaction with any person other than Buyer or a Buyer Subsidiary, or the Board of Directors of Seller shall have publicly withdrawn or modified, or publicly announced its intent to withdraw or modify, in any manner adverse to Buyer, its recommendation that the shareholders of Seller approve the transactions contemplated by the Merger Agreement;

          (iii) Any person other than Buyer, any Buyer Subsidiary or any Seller Subsidiary acting in a fiduciary capacity shall have acquired beneficial ownership or the right to acquire Beneficial Ownership (within the meaning of section 13(d) of the Exchange Act and the rules and regulations thereunder) of 10% or more of the outstanding shares of Common Stock;

          (iv) Any person other than Buyer or any Buyer Subsidiary shall have made a bona fide proposal to Seller or its shareholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;

          (v) After a proposal is made by a third party to Seller or its shareholders to engage in an Acquisition Transaction, Seller shall have breached any covenant or obligation contained in the Merger Agreement and such breach (x) would entitle Buyer to terminate the Merger Agreement and
     (y) shall not have been cured prior to the Notice Date (as defined  below);
     or

          (vi) Any person other than Buyer or any Buyer Subsidiary, other than in connection with a transaction to which Buyer has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

          For purposes of this Agreement, the term "Seller Affiliate" shall mean any Person who or which, together with all "affiliates" and "associates" (as such terms are defined in Rule 12b-2 of the rules and regulations under the Exchange Act) of such Person, shall be the "beneficial owner" (as defined in section 13(d) of the Exchange Act and the rules and regulations thereunder) ("Beneficial Owner") of 5% or more of the shares of Common Stock then outstanding, but shall not include Seller, any Seller
     Subsidiary, any employee benefit plan of the Seller or any Seller Subsidiary, or any entity holding shares of Common Stock for or pursuant to the terms of any such plan.

     (c) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:

          (i) The acquisition by any person (other than Buyer or any Buyer Subsidiary) of beneficial ownership of 20% or more of the then outstanding Common Stock; or

          (ii) The occurrence of the Initial Triggering Event described in clause (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (z) shall be 20%.

     (d) Seller shall notify Buyer promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Seller shall not be a condition to the right of the Holder to exercise the Option.

     (e) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Seller a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place (subject to Seller's reasonable approval) and date not earlier than three business days nor later than 30 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided, that if the closing of the purchase and sale pursuant to the Option (the "Closing") cannot be consummated by reason of any applicable judgment, decree, order, law or regulation, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated; and provided further, without limiting the foregoing, that if prior notification to or approval of the Federal Reserve Board or any other regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto. Notwithstanding this subsection (e), in no event shall any Closing Date be more than 18 months after the related Notice Date, and if the Closing Date shall not have occurred within 18 months after the related Notice Date due to the failure to obtain any such required approval, the exercise of the Option effected on the Notice Date shall be deemed to have expired. In the event (i) Buyer receives official notice that an approval of the Federal Reserve Board or any other regulatory authority required for the purchase of Option Shares (as hereinafter defined) would not be issued or granted, (ii) a Closing Date shall not have occurred within 18 months after the related Notice Date due to the failure to obtain any such required approval or (iii) Holder (or Substitute Option Holder (as hereinafter defined)) shall have the right pursuant to the last sentence of Section 7 (or Section 9) to exercise the Option (or Substitute Option (as hereinafter defined)), Buyer shall nevertheless be entitled to exercise its right as set forth in Section 7 and Buyer or Holder (or Substitute Option Holder) shall be entitled to exercise the Option (or Substitute Option) in connection with the resale of Seller Common Stock or other securities pursuant to a registration statement as provided in
Section 6.

     (f) At the Closing referred to in subsection (e) of this Section 2, the Holder shall present and surrender this Agreement and pay to Seller the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Seller, provided that failure or refusal of Seller to designate such a bank account shall not preclude the Holder from exercising the Option.

     (g) At such Closing, simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in subsection (f) of this Section 2, Seller shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Seller a letter reasonably satisfactory to Seller by which Holder makes the representations and covenants customary in the issuance of privately placed securities, including, without limitation, agreements that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

     (h) Certificates for Common Stock delivered at a Closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

     "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Seller and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Seller and will be provided to the holder hereof without charge upon receipt by Seller of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Seller a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Seller, to the effect that such legend is not required for purposes of the Securities Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

     (i) Upon the giving by the Holder to Seller of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds and surrender of this Agreement to Seller, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Seller shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder or the Seller shall have failed or refused to designate the bank account described in subsection (f) of this Section 2. Seller shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

     3. Seller agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued shares of Common Stock (and other securities issuable pursuant to Section 5(a)) so that the Option may be exercised without additional authorization of Common Stock (or such other securities) after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock (or such other securities);
(ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Seller; (iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. section 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended ("BHCA"), or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the Federal Reserve Board or to any state regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state regulatory authority as they may require) in order to permit the Holder to exercise the Option and the Seller duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

     4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Seller, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Seller of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Seller will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Seller, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5.

          (a) In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions on or in respect of the Common Stock that would be prohibited under the terms of the Merger Agreement, or the like, the type and number of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted so that Buyer shall receive upon exercise of the Option and payment of the aggregate Option Price hereunder the number and class of shares or other securities or property that Buyer would have received in respect of Common Stock if the Option had been exercised in full immediately prior to such event, or the record date therefor, as applicable.

          (b) Whenever the number of shares of Common Stock purchasable upon exercise hereof is adjusted as provided in this Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Common Stock purchasable after the adjustment.

     6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event (or as otherwise provided in the last sentence of Section 2(e)), Seller shall, at the request of Buyer, which request shall be delivered within 30 days after such Subsequent Triggering Event (or such trigger date as is provided in the last sentence of Section 2(e)) (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the Securities Act covering this Option and any shares issued and issuable pursuant to this Option and shall use its best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of this Option and any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Buyer. Seller will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the date such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Buyer, for a period of 18 months following such first request, shall have the right to demand a second such registration if reasonably necessary to effect such sales or dispositions. The foregoing notwithstanding, if, at the time of any request by Buyer for registration of the Option or the Option Shares as provided above, Seller is in registration with respect to an underwritten public offering of shares of Common Stock, and if, in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering, the inclusion of the Holder's Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Seller, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; and provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Seller in the aggregate; and provided further, however, that if such reduction occurs, then the Seller shall file a registration statement for the balance as promptly as practical and no reduction shall thereafter occur (and such registration shall not be charged against the Holder). Each such Holder shall provide all information reasonably requested by Seller for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Seller shall become a party to any underwriting agreement relating to the sale of such
shares,   but  only  to  the   extent  of   obligating   itself  in  respect  of
representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for the Seller. Upon receiving any request under this Section 6 from any Holder, Seller agrees to send a copy thereof to any other person known to Seller to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

     7. (a) Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, (i) at the request of the Holder, delivered within 30 days after such occurrence (or such later period as provided in Section 10 or the last sentence of Section 2(e)), Seller (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered within 30 days after such occurrence (or such later period as provided in Section 10), Seller shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated. The term "market/offer price" shall mean the highest of (i) the highest price per share of Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Seller, (iii) the highest closing price for shares of Common Stock quoted in the New York Stock Exchange (or if Common Stock is not quoted in the New York Stock Exchange, the highest bid price per share as quoted on the National Association of Securities Dealers Automated Quotation Systems, or, if the shares of Common Stock are not quoted thereon, on the principal trading market on which such shares are traded as reported by a recognized source) within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of assets representing 15% or more of the consolidated assets of Seller and its Subsidiaries, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Seller as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, divided by the number of shares of Common Stock of Seller outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be.

     (b) The Holder or the Owner, as the case may be, may exercise its right to require Seller to repurchase the Option and any Option Shares pursuant to this
Section 7 by surrendering for such purpose to Seller, at its principal office, this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Seller to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Seller shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Seller is not then prohibited under applicable law and regulation from so delivering.

     (c) To the extent that Seller is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Seller shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Seller is no longer so prohibited; provided, however, that if Seller at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Seller hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Seller shall promptly
(i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Seller is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable immediately prior to the time of delivery of the notice of repurchase less the number of shares of Common Stock covered by the portion of the Option Shares repurchased, or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by Seller described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Holder shall nonetheless have the right to exercise the Option until the expiration of such 30-day period.

     8. (a) In the event that prior to an Exercise Termination Event, Seller shall enter into an agreement (i) to consolidate with or merge into any person, other than Buyer or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Buyer or one of its Subsidiaries, to merge into Seller and Seller shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Buyer or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

     (b) The following terms have the meanings indicated:

          (1) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Seller (if other than Seller), (ii) Seller in a merger in which Seller is the continuing or surviving person, and (iii) the transferee of all or substantially all of Seller's assets.

          (2) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

          (3) "Assigned Value" shall mean the market/offer  price, as defined in
     Section 7.

          (4) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the date preceding such consolidation, merger or sale; provided that if Seller is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Seller or by any company which controls or is controlled by such person, as the Holder may elect.

     (c) The Substitute Option shall have the same terms as the Option, provided that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section 9), which agreement shall be applicable to the Substitute Option.

     (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

     (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to the exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Seller") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder.

     (f) Seller shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Seller hereunder.

     9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the Substitute Option Seller shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Seller shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

     (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Seller to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Seller, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the
Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Seller to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provision of this
Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Seller shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Seller is not then prohibited under applicable law and regulation, or as a consequence of administrative policy, from so delivering.

     (c) To the extent that the Substitute Option Seller is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Seller shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Seller is no longer so prohibited; provided, however, that if the Substitute Option Seller is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Seller shall use its best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Seller shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Seller is not prohibited from delivering; and
(ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by the Substitute Option Seller described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Substitute Option Holder shall nevertheless have the right to exercise the Substitute Option until the expiration of such 30-day period.

     10. The 30-day period for exercise of certain rights under Sections 2, 6, 7, 9 and 13 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under section 16(b) of the Exchange Act by reason of such exercise.

     11. Seller hereby represents and warrants to Buyer as follows:

     (a) Seller has full corporate power and authority to execute and deliver this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Seller and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Seller. This Agreement is the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms.

     (b) Seller has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto and payment of the aggregate Option Price therefor, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

     (c) Except as disclosed pursuant to the Merger Agreement, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation") pursuant to any provisions of the Articles of Incorporation or by-laws of Seller or any Seller Subsidiary or, subject to obtaining any approvals or consents contemplated hereby, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or any Seller Subsidiary or their respective properties or assets which Violation would have a Material Adverse Effect on Seller.

     12. Buyer hereby represents and warrants to Seller as follows:

     (a) Buyer has full corporate power and authority to execute and deliver this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Buyer. This Agreement is the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

     (b) The Option is not being, and any shares of Common Stock or other securities acquired by Buyer upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

     13. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Buyer, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 30 days following such Subsequent Triggering Event (or such later period as provided in Section 10); provided, however, that until the date 15 days following the date on which the Federal Reserve Board approves an application by Buyer under the BHCA to acquire the shares of Common Stock subject to the Option, Buyer may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Seller, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Buyer's behalf, or (iv) any other manner approved by the Federal Reserve Board. Any such assignment shall be made in compliance with and subject to applicable Federal and state laws, rules and regulations.

     14. Immediately following an Initial Triggering Event, each of Buyer and Seller will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation, making application to list the shares of Common Stock issuable hereunder on the Nasdaq upon official notice of issuance and applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder, but Buyer shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

     15. Notwithstanding anything to the contrary herein, in the event that the Holder or Owner or any Related Person thereof is a person making, without the prior written consent of Seller, an offer or proposal to engage in an Acquisition Transaction (other than the transaction contemplated by the Merger Agreement), then (i) in the case of a Holder or any Related Person thereof, the Option held by it shall immediately terminate and be of no further force or effect, and (ii) in the case of an Owner or any Related Person thereof, the Option Shares held by it shall be immediately repurchasable by Seller at the Option Price. A Related Person of a Holder or Owner means any "affiliate" (as defined in Rule 12b-2 of the rules and regulations under the Exchange Act) of the Holder or Owner and any person that is the beneficial owner of 20% or more of the voting power of the Holder or Owner, as the case may be.

     16. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

     17. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a Federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder or Substitute Option Holder is not permitted to acquire, or Seller or Substitute Option Seller is not permitted to repurchase, pursuant to
Section 7 or Section 9, as the case may be, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or Section 5 hereof), it is the express intention of Seller to allow the Holder to acquire or to require Seller to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

     18. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

     19. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     20. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     21. Except as otherwise expressly provided herein or in the Merger Agreement, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     22. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     23. In the event of any exercise of the Option by Buyer, Seller and Buyer shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

     24. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

     IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                      SARATOGA BANCORP


                                      By:  /s/ Richard L. Mount
                                           ----------------------------------
                                      Name:  Richard L. Mount
Attest: /s/ V. Ronald Mancuso         Title: President and Chief Executive
        -------------------------            Officer
Name:  V. Ronald Mancuso
Title: Secretary


                                       SJNB FINANCIAL CORP.


                                       By:  /s/ James R. Kenny
                                            ---------------------------------
                                       Name:  James R. Kenny
Attest: /s/ Jennifer Dowling           Title: President and Chief Executive
        -------------------------             Officer
Name:  Jennifer Dowling
Title: Assistant Corporate Secretary